Exhibit 15.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in the Registration Statement of Sinovac Biotech Ltd. on Form S-8 (FILE NO. 333-161827) and Form S-8 (FILE NO. 333-190980) of our report dated April 29, 2019, with respect to our audit of the consolidated financial statements of Sinovac Biotech Ltd. as of December 31, 2018 and for the year ended December 31, 2018 and our report dated April 29, 2019 with respect to our audit of the effectiveness of internal control over financial reporting of Sinovac Biotech Ltd. as of December 31, 2018, which reports are included in this Annual Report on Form 20-F of Sinovac Biotech Ltd. for the year ended December 31, 2018.

/s/ Marcum Bernstein & Pinchuk LLP
Marcum Bernstein & Pinchuk LLP
Beijing, China April 29, 2019